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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15


   Certification And Notice Of Termination Of Registration Under Section 12(g)
                     Of The Securities Exchange Act Of 1934
                   Or Suspension Of Duty To File Reports Under
          Section 13 and 15(d) Of The Securities Exchange Act Of 1934.

                          Commission File Number 018597


                                 NSC CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          49 DANTON DRIVE, METHUEN, MASSACHUSETTS 01844, (978) 557-7300
          -------------------------------------------------------------
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
               --------------------------------------------------
               (Title of each class of securities covered by this
                                      Form)

                                      NONE
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             (Title of other classes of securities for which a duty
              to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]         Rule 12h-3(b)(1)(i)      [X]
         Rule 12g-4(a)(1)(ii)     [ ]         Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(2)(i)      [ ]         Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(ii)     [ ]         Rule 12h-3(b)(2)(ii)     [ ]
                                              Rule 15d-6               [ ]

Approximate number of holders of record as of certification or notice date:  1






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         Pursuant to the requirements of the Securities Exchange Act of 1934,
NSC Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      NSC CORPORATION

                                      By: /s/ Efstathios A. Kouninis
                                         ------------------------------------
                                         Efstathios A. Kouninis
                                         Vice President of Finance, Corporate
                                         Controller, Treasurer and Secretary

Dated:   June 22, 1999